Summary – Severance Payments: Del Humenik

Per the terms of the Company's plans and award agreements, the following payments will be made to Mr. Humenik subject to the Plan terms:[1]

Severance Element	Brief Description	Value ($000)	Timing
Cash Severance	1.5 X Base Salary and 1.5X Bonus	$1,665	*Payable at separation pending the Company's receipt of the Release Agreement (Cash Severance payable 60 days following separation), and at the same time as all other participants with regards to the pro rata STI payment.*
2015 Pro Rata Bonus (STI)	Pro Rata STI (est @ 75% payout & term date 5/5/15)	$134	
Benefit Continuation (Health) / COBRA Supplement [2,4]	18 months	$23	
Life Insurance[3]	18 months	$2	
Outplacement Services[3]	1 year	$7	
Stock Options[5] 101,586 total options; 36,800 vested & exercisable; 64,786 potential cancel	Expire/cancel unvested and unexercisable options under NQSO Agreement	--	Upon Term Effective date *options already vested on effective date of term will be exercisable for 90 days*
2013 & 2014 Restricted Stock Awards (34,400 RSAs)	Forfeit under provisions of RSA Agreement Section 3(a) & 3(d)	$0	Upon Term effective date
2014 Cash LTIP Award	Forfeiture of 2014 Performance Award under the Cash LTI Plan Section 4.5	$0	Upon Term effective date
2014 VCP Award (20,000 units) [6]	VCP Units Vest and are Payable Based on VCP value as of May 5th	$0	*If a positive value, payable at separation pending the Company's receipt of the Release Agreement* (if any payable due, then six (6) months following separation)
	Total:	**$1,831**	

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Summary – Severance Payments: Del Humenik

Footnotes:

1. Any unpaid items due to Mr. Humenik at the time of his separation will be paid at the time of separation. These items include i) unreimbursed business expenses, ii) unpaid base salary or perquisites, and iii) payment for unused vacation at the time of separation *(est $23,520.75 as of 05-5-2015).*
2. Mr. Humenik will receive benefits under Company-sponsored pension plans (will provide to the Board separately / does not require Board consideration or approval). These items will be paid out under, and in accordance with the terms of, their respective plans and award agreements, as appropriate.
3. The values of certain benefits are estimated for CBC review; the actual costs and payments will be determined in accordance with the Company's benefits plans at the time they are actually paid.
4. No change to policy – updated estimate only.
5. Option Details:

Grant Date	Exercise / Strike Price	Options BS FMV	Options Total 5/5/2015	Options Vested & Exercisable	Options Unexercisable
9/5/2013	$ 10.25	$ 5.57	61,100	30,550	30,550
5/28/2014	$ 9.99	$ 5.52	25,000	6,250	18,750
12/15/2014	$ 9.18	$ 5.03	15,486	-	15,486

6. VCP value as of March 31, 2015

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